Exhibit 99.1

RADIANT LOGISTICS DECLARES DIVIDEND OF $0.609375 PER SHARE ON ITS 9.75% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

BELLEVUE, WA, October 20, 2015 – Radiant Logistics, Inc. (NYSE MKT: RLGT), a domestic and international freight forwarding and logistics services company, today announced that in accordance with the terms of its 9.75% Series A Cumulative Redeemable Perpetual Preferred Stock (RLGTPA) (the “Series A Preferred Stock”), the Board of Directors has declared a cash dividend of $0.609375 per share. The dividend is payable with respect to the period commencing on July 31, 2015 and ending on October 30, 2015, payable on November 2, 2015, to the holders of record of all the issued and outstanding Series A Shares as of the close of business on October 30, 2015.

About Radiant Logistics (NYSE MKT: RLGT)

Radiant Logistics (www.radiantdelivers.com) is a comprehensive North American provider of third party logistics and multimodal transportation services.  As a non-asset provider, with minimal investment in equipment, the company delivers advanced supply chain solutions through a network of company-owned and strategic operating partner locations across North America under the Radiant®, Wheels™, On-Time™, Airgroup®, Adcom®, DBA™, Service By Air™, and Highways and Skyways™ network brands.  Through its comprehensive service offering, the company provides domestic and international freight forwarding services, truck and rail brokerage services and other value-added supply chain management services, including customs brokerage, order fulfillment, inventory management and warehousing to a diversified account base including manufacturers, distributors and retailers using a network of independent carriers and international agents positioned strategically around the world.

Investor Contact: Stonegate, Inc. Casey Stegman 972-850-2001 casey@stonegateinc.com	Media Contact: Radiant Logistics, Inc. Ryan McBride 800-843-4784 rmcbride@radiantdelivers.com

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to trends in the domestic and global economy, our ability to attract new and retain existing agency relationships, acquisitions and integration of acquired entities, availability of capital to support our acquisition strategy, our ability to maintain and improve  back office infrastructure and transportation and accounting information systems in a manner sufficient to service our revenues and network of operating locations, outcomes of legal proceedings, competition, management of growth, potential fluctuations in operating results, and government regulation. More information about factors that potentially could affect Radiant Logistics, Inc. financial results is included Radiant Logistics, Inc.’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

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